Exhibit 3.9

ARKADOS GROUP, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Terrence DeFranco, does hereby certify that:

1.        He is the President and Secretary of Arkados Group, Inc., a Delaware corporation (the “Corporation”).

2.        The Corporation is authorized to issue 5,000,000 shares of preferred stock, none of which are issued and outstanding.

3.       The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 5,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1.          Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accruing Dividends” shall have the meaning set forth in Section 4(a).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of April __, 2017, among the Corporation and SolBright Renewable Energy, LLC, as amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day except any Saturday, any Sunday, or any day which is a federal legal holiday in the United States.

“Buyer Promissory Note” means that certain 15% Secured Promissory Note of even date hereof issued by the Corporation to SolBright Renewable Energy, LLC in connection with the Asset Purchase Agreement.

“Closing Date” means the date of closing the transactions contemplated by the Asset Purchase Agreement, as such term is defined in the Asset Purchase Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 8(a).

“Conversion Price” shall have the meaning set forth in Section 8(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

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“Holder” shall have the meaning given such term in Section 2.

“Junior Stock” shall mean (a) all classes of the Common Stock, (b) classes of securities established prior to the Original Issue Date, and (c) each other class of capital stock or series of preferred stock of the Corporation established after the Original Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Liquidation” shall have the meaning set forth in Section 6.

“New York Courts” shall have the meaning set forth in Section 10(c).

“Notice of Conversion” shall have the meaning set forth in Section 8(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

“Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation established after the Original Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Funds” shall mean (a) during the period from the Closing Date until any and all amounts due under the Buyer Promissory Note have been fully paid and the Buyer Promissory Note has been extinguished, the amount that equals (i) 50% of the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the “Business” (as defined in the Asset Purchase Agreement), calculated in accordance with generally accepted accounting principles, for the last four quarters preceding the Redemption Funds calculation, minus (ii) the sum of all dividend payments paid by the Corporation to the Holder for the Series A Preferred Stock during the last 12 months preceding the Redemption Funds calculation, minus (iii) $1,200,000; and (b) during the period from the date the Buyer Promissory Note has been extinguished until the Series A Preferred Stock has been fully redeemed, the amount that equals (x) 100% of the EBITDA of the “Business” (as defined in the Asset Purchase Agreement), calculated in accordance with generally accepted accounting principles, for the last four quarters preceding the Redemption Funds calculation, minus (y) the sum of all dividend payments paid by the Corporation to the Holder for the Series A Preferred Stock during the last 12 months preceding the Redemption Funds calculation, minus (z) $1,200,000; provided, however, since the Redemption Funds calculation is intended to cover a full twelve-month period, until the Redemption Funds calculation period includes a full twelve-month period after the Closing Date, the calculation of the Redemption Funds shall be adjusted for each of (a)(i) and (ii), and (b)(x) and (y) above, by dividing the amount so calculated in such subsection by the number of days between the Closing Date and the end of such calculation period, and then multiplying such amount by 365.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 8(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB market (or any successors to any of the foregoing).

Section 2.         Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be up to 5,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value per share equal to $1.50 (the “Stated Value”). Such number of Series A Preferred Stock shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Preferred Stock.

Section 3.          Rank. The Series A Preferred Stock with respect to dividend or distribution rights and upon liquidation, winding-up or dissolution of the Corporation, ranks as set forth herein (a) senior to all Junior Stock; and (b) on parity in all respects, with all the Parity Stock.

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Section 4.          Dividends and Distributions.

(a)       Dividends on Series A Preferred Stock will be paid out of legally available funds at the rate per annum of four percent (4%) of the Stated Value from the Original Issue Date through the date of redemption, cancellation or surrender thereof (the “Accruing Dividends”). Dividends on Series A Preferred Stock shall be fully cumulative, accruing, without interest, and, to the extent so declared by the Board of Directors, shall be payable quarterly in arrears commencing on the first day of March, June, September and December each year, commencing June 1, 2017 (pro-rated for partial months), except that if such date is not a Business Day then to the extent so declared by the Board of Directors the dividend shall be payable on the first immediately succeeding Business Day (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Series A Preferred Stock shall be paid in cash. Each dividend shall be paid to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the record date, not more than 10 days after the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 365 or 366-day year and actual days elapsed and shall be rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, as may be fixed by the Board of Directors of the Corporation. Dividends on the Series A Preferred Stock shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. No interest shall be payable with respect to any dividend payment that may be in arrears. The Holders are not entitled to any dividends other than the dividends provided for in this Section 4(a).

(b)       Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law.  In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by law, any payments in excess of such maximum shall reduce any amounts thereafter owed by the Corporation to the Holder and thus refunded to the Corporation.

(c)        In the event that pursuant to applicable law or contract the Corporation shall be prohibited or restricted from paying the full dividends to which the holders of the Series A Preferred Stock shall be entitled, the amount available pursuant to applicable law or contract shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series A Preferred Stock shall be accrued.

Section 5.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, including without limitation, establishing any Parity Stock, or alter or amend this Certificate of Designation.

Section 6.          Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders of the Series A Preferred Stock then outstanding shall be entitled, together pro rata with the holders of Parity Stock, to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to the aggregate Stated Value of all Series A Preferred Stock held by such holder, plus any Accruing Dividends accrued but unpaid thereon (whether or not declared). The Corporation shall mail written notice of any such Liquidation, not less than 15 days prior to the payment date stated therein, to each Holder.

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Section 7.          Redemption.

(a)       On the terms and conditions of this Section 7, the Corporation shall redeem the Series A Preferred Stock in whole or in part which, upon payment of the applicable redemption price, shall constitute a forfeiture and cancellation of such redeemed shares of the Series A Preferred Stock (each such event, a “Company Redemption”). Other than the redemption of the Series A Preferred Stock occurring as a result of the Redemption Funds pursuant to this Section 7, the Corporation may not redeem all or any portion of the Series A Preferred Stock without the prior written consent of the Holder of such Series A Preferred Stock.

(b)       The Corporation shall exercise its right to require redemption under this Section 7 from time to time only if Redemption Funds are available for such redemption by delivering a written notice thereof to all of the Holders of shares of Series A Preferred Stock (the “Company Redemption Notice” and the date all of the Holders receive such notice is referred to as the “Company Redemption Notice Date”).  The Company Redemption Notice shall (w) state the aggregate number of shares of Series A Preferred Stock subject to the applicable redemption and the number of shares of Series A Preferred Stock to be redeemed from each Holder (which shall be determined with respect to each Holder by multiplying (1) the aggregate number of shares of Series A Preferred Stock subject to such Company Redemption times (2) the quotient of (I) the number of shares of Series A Preferred Stock then held by such Holder divided by (II) the aggregate number of shares of Series A Preferred Stock then outstanding, with such product being rounded up or down (as the case may be) to the nearest whole number of shares) and (x) state the date on which the applicable Company Redemption shall occur (each a “Company Redemption Date”) and (y) state the Redemption Price (as defined below) and (z) include a detailed calculation of the amount of the Redemption Funds available for such quarter for the redemption. On or before the applicable Company Redemption Date, each Holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 8, shall surrender the certificate or certificates representing such shares to be redeemed (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Company Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(c)       Shares of Series A Preferred Stock shall be redeemed by the Corporation if Redemption Funds are available therefor at a price equal to the Stated Value per share, plus any Accruing Dividends accrued but unpaid thereon through the date of the respective Company Redemption Date, whether or not declared (the “Redemption Price”). The Corporation’s Board of Directors shall determine no later than 20 days after the end of each Corporation fiscal quarter if Redemption Funds are available for a Company Redemption for such quarter, and if Redemption Funds are deemed available, then the Corporation shall send the Company Redemption Notice to the Holders no later than 30 days after the end of the respective Corporation fiscal quarter.

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(d)       On and after the close of business on any Company Redemption Date, and subject to full payment of the applicable Redemption Price, such shares of Series A Preferred Stock that have been redeemed shall be deemed cancelled and cease to be outstanding, dividends with respect to such shares of redeemed Series A Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares shall terminate. Nothing in this Section 7 shall be construed to require or permit the Corporation to redeem any shares of Series A Preferred Stock if such redemption would result in a violation of law, including any violation of the Delaware General Corporation Law.

Section 8.          Conversion.

a)       Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)       Conversion Price. The conversion price for the Series A Preferred Stock shall equal $1.50, subject to adjustment herein (the “Conversion Price”).

c)       Mechanics of Conversion.

i.       Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock.

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ii.       Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8 upon the conversion of the then outstanding shares of Series A Preferred Stock). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.       Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

v.       Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 9.          Certain Adjustments.

a)       Stock Dividends and Stock Splits. If at any time after the Closing Date the Corporation (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately upon the effective date of such payment, subdivision, combination or reclassification.

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b)       Pro Rata Distributions. During such time as this Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series A Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series A Preferred Stock.

c)       Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d)       Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 10.        Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 211 Warren Street, Suite 320, Newark, New Jersey 07103, Attention: Mr. Terrence DeFranco, CEO, e-mail address: tmdefranco@arkadosgroup.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or upon actual receipt by the party to whom such notice is required to be given.

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b)       Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

c)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

d)       Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

f)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h)       Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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RESOLVED, FURTHER, that the President, and the Secretary of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 28th day of September, 2017.

Name: Terrence DeFranco	Name: Terrence DeFranco
Title: President	Title: Secretary

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Arkados Group, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Asset Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _________________________

Number of shares of Preferred Stock owned prior to Conversion: ____________

Number of shares of Preferred Stock to be Converted: _____________________________

Stated Value of shares of Preferred Stock to be Converted: __________________

Number of shares of Common Stock to be Issued: _________________________

Applicable Conversion Price: _______________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ____________________

Address for Delivery: ________________________________________________

[HOLDER]

By:
Name:
Title:

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